Exhibit 99.1

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

FOR RELEASE 9 a.m. (ET)

October 27, 2009

AETI Enters Solar Power Market

Company Brings Industry Comprehensive Power Products and Services

Houston, TX/Anaheim, CA (October 27, 2009) - American Electric Technologies, Inc. (NASDAQ: AETI), the premium global supplier of custom-designed power infrastructure solutions for the traditional and renewable energy industries, today announced its formal entry into the rapidly emerging solar power market at the 2009 Solar Power International (SPI) conference and expo. With its official market entry, AETI is offering comprehensive electrical services for solar power infrastructures and modular solar power substations that reduce infrastructure, operating and maintenance costs. In addition, the company brings a long history of proven power distribution expertise and service to the solar power industry.

“As the solar power industry trends toward integrating utility-scale power generation, developers need a proven partner to help them keep up with demand using unique and innovative power distribution solutions,” said Charles Dauber, chief executive officer of AETI. “Our 60-year history and extensive technical expertise in power infrastructure equipment, along with our construction and services capabilities, will enable the industry to reach its potential of grid parity energy production.”

AETI will serve the solar power market by leveraging more than 60 years of providing rugged, low, medium and high voltage AC and DC voltage power distribution and control technologies and services to the traditional energy and wind markets. The company’s containerized substations and power conversion systems will help reduce solar utility developers’ costs and increase solar power infrastructure reliability by bringing technology to market that has been pre-commissioned and wired, stringently tested for harsh environments, and is ready to be integrated into existing infrastructure.

At SPI in Booth 2470, AETI will showcase its complete line of solar power-specific electrical services which include:

•	Site assessment and development preparation services

•	Site start-up and equipment commissioning services

•	Preventative maintenance and downtime avoidance services

•	On-Demand, 24/7 emergency electrical services

•	Equipment repair and component refurbishment services

Through these services, AETI brings the industry the ability to incorporate a diverse utility-scale electrical power infrastructure – from power conversion systems, substations and electrical yards all the way to the point of grid interconnection. Because AETI has more than 30 years of experience in AC and DC electrical services, solar power project financiers:

•	Will get the tools and techniques to conduct comprehensive audits; and

•	Can be assured the power infrastructure has been built according to specification and will operate at optimum performance.

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American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

AETI ENTERS SOLAR POWER MARKET/2

The company will also launch two new custom solar power infrastructure solutions:

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AETI Modular Solar Substations, which bundle and incorporate custom-designed medium-voltage distribution switchgear along with supervisory control and HVAC. An optional control room with HVAC and telephone and data communications, as well as an operations and maintenance shed with a maintenance shop, are also available.

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AETI Modular Solar Power Conversion Systems, which bundle and incorporate combiners, inverters, circuit breakers, meters and monitoring equipment into sealed vandal-proof containers to secure assets and deter theft.

Both modular solutions can be upgraded to include remote condition monitoring, surveillance and security systems as part of an extended service agreement in support of 20-year operating objectives for the equipment. AETI’s bundled solutions include the company’s service package, including quick site start-up and commissioning and assured integration and operation of disparate vendor equipment and systems. The substations and power conversion systems also have greater operating reliability over an extended life; better containment of operations and maintenance costs over the equipment’s life cycle; and improved safety and security of the infrastructure and maintenance personnel.

Visit www.aeti.com or email info@aeti.com for more information or a complete list of AETI’s portfolio of solar product and service solutions.

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American Electric Technologies, Inc. (NASDAQ: AETI) is the premium global supplier of custom-designed power infrastructure solutions to the traditional and renewable energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China and Singapore. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this press release are forward looking statements. Although these forward looking statements constitute our current plans, the introduction and specifications of the products and services mentioned are subject to change. Investors are cautioned that these forward-looking statements are not guarantees of future performance and actual events or results may differ from the Company’s current plans. There are many risks, uncertainties and other factors that can prevent the achievement of our goals or cause results to differ from those expressed or implied by these forward-looking statements including, without limitation, the risks described in

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

greater detail in filings made by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the anticipated results expressed or implied herein will not be realized. The Company’s filings may be accessed at the SEC’s Edgar system at www.sec.gov.

Media Contact:

Ward Creative Communications for

American Electric Technologies, Inc.

713-869-0707

Lena Clark, lclark@wardcc.com

Investor Contacts:

American Electric Technologies, Inc.

John H. Untereker, 713-644-8182

juntereker@aeti.com